WARRANT AMENDMENT AGREEMENT
THIS WARRANT AMENDMENT AGREEMENT (this “Agreement”), dated as of October 28, 2019, is by and between Sesen Bio, Inc., a Delaware corporation (the “Company”), and the undersigned holder (the “Holder”) of warrants to purchase shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”).
W I T N E S S E T H:
WHEREAS, the Holder owns in the aggregate [•] warrants to purchase Common Stock at an exercise price of $1.20 per share issued on March 23, 2018, as set forth on the Holder’s signature page hereto (the “2018 Warrants”);
WHEREAS, pursuant to Section 3(b) of the warrants issued to the Securities Purchase Agreement, the Company may at any time during the term of such warrants reduce the current Exercise Price of such warrants to any amount deemed appropriate by the board of directors of the Company with the prior written consent of holders of a majority of the then outstanding warrants issued pursuant to the Securities Purchase Agreement;
WHEREAS, the reduction of the Exercise Price of the 2018 Warrants to the lesser of (i) $0.95 (subject to adjustment pursuant to the terms of the 2018 Warrants) and (ii) the Exercise Price determined pursuant to the terms and conditions of the amendments contemplated by Sections 2.2 and 2.3 of this Agreement was approved by holders of a majority of the then outstanding warrants issued pursuant to the Securities Purchase Agreement;
WHEREAS, the Securities Purchase Agreement has been amended to delete Section 4.12(b) of the Securities Purchase Agreement in its entirety;
WHEREAS, pursuant to Section 5(m) of the 2018 Warrants, the 2018 Warrants may be amended with the written consent of the Company and the Holder; and
WHEREAS, the Company and the Holder desire to amend the 2018 Warrants as set forth below.
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Holder and the Company agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in the 2018 Warrants.

ARTICLE II
AMENDMENT OF WARRANT
Section 2.1    Adjustment of Exercise Price. Pursuant to Section 3(g)(i) of the 2018 Warrants, the Company hereby notifies the Holder that the Exercise Price of the 2018 Warrants has been reduced to $0.95.
Section 2.2 Section 1. Section 1 of the 2018 Warrants is hereby amended to add the following definition:
“Additional Shares of Common Stock” shall mean all shares of Common Stock or Common Stock Equivalents issued by the Company prior to the Termination Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Common Stock Equivalents (clauses (1) and (2), collectively, “Exempted Securities”):

i.	shares of Common Stock and Common Stock Equivalents issued in connection with Sections 3(a), 3(c), 3(d) or 3(e);

ii.
shares of Common Stock or Common Stock Equivalents issued to employees or directors of, or consultants or advisors to, the Company or any Subsidiary pursuant to a plan, agreement or arrangement approved by the board of directors (or a committee thereof) of the Company;

iii.
shares of Common Stock issued upon the exercise or conversion of Common Stock Equivalents outstanding as of October 28, 2019, provided such issuance is pursuant to the terms of such Common Stock Equivalents; provided that shares of Common Stock issued upon the exercise or conversion of Common Stock Equivalents shall not be considered Exempted Securities if such Common Stock Equivalents have been amended after October 28, 2019; or

iv.
shares of Common Stock or Common Stock Equivalents issued as consideration pursuant to the acquisition of another entity or the acquisition or license of assets of another entity by the Company by merger, purchase assets, other reorganization, joint venture, license, collaboration or other commercial agreement provided that such issuances are approved by the board of directors of the Company.

Section 2.3    Section 3. Section 3 of the 2018 Warrants is hereby amended to add the following language as Section 3(h):
h)    Anti-Dilution.

i.
If, at any time while this Warrant remains outstanding, the Company or any Subsidiary issues (x) Additional Shares of Common Stock without consideration or for a consideration per share less than the Exercise Price in effect immediately prior to such issuance or (y) Common Stock Equivalents having aggregate consideration per share of Common Stock (as calculated in accordance with Section 3(h)(iv)(b), below) less than the Exercise Price in effect immediately prior to such issuance, then the Exercise Price shall be reduced, concurrently with such issuance, to the consideration per share received (or to be received in the case of Common Stock Equivalents) by the Company for such issuance of the Additional Shares of Common Stock; provided that if such issuance was without consideration, then the Company shall be deemed to have received $0.001 of consideration per Additional Share of Common Stock.

ii.
No adjustment to the Exercise Price shall be made as the result of the issuance of Additional Shares of Common Stock if the Company receives written consent from the Holder agreeing that no such adjustment shall be made as the result of the issuance of such Additional Shares of Common Stock.

iii.
The Company shall notify the Holder in writing, no later than two (2) Trading Days following the issuance of Additional Shares of Common Stock subject to this Section 3(h), indicating therein the applicable issuance price or other applicable pricing terms as well as the new Exercise Price.

iv.	Determination of Consideration. For purposes of this Section 3(h), the consideration received by the Company for the issuance of any Additional Shares of Common Stock shall be computed as follows:

a.	Cash and Property. Such consideration shall:

i.	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company;

ii.
insofar as it consists of equity interests of another entity, be computed at the fair market value thereof at the time of such issue, as determined: (i) if such equity interest is then listed or quoted on a Trading Market, the Bid Price for such equity interest, or (ii) if such equity interest is not listed or quoted on a Trading Market, in good faith by the board of directors of the Company; and

iii.
insofar as it consists of property other than cash or equity interests of another entity, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the board of directors of the Company.

b.	Common Stock Equivalents. The consideration per share received by the Company for Additional Shares of Common Stock relating to Common Stock Equivalents shall be determined by dividing:

i.
The total amount, if any, received or receivable by the Company as consideration for the issuance of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise or conversion of such Common Stock Equivalents, by

ii.
the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise or conversion of such Common Stock Equivalents.

Section 2.4    Section 5(d). Section 5(d) of the 2018 Warrants shall be amended to add the following language to the end of the second sentence that contains the definition of Variable Rate Transaction: “; provided, however, that notwithstanding anything to the contrary contained herein, no “at-the-market” offering, nor any agreement to effect one or more “at-the-market” offerings, shall constitute a Variable Rate Transaction.”
Section 2.5    Except as specifically amended herein, all terms and conditions contained in the 2018 Warrants shall remain in full force and effect. To the extent there is any conflict between the 2018 Warrants and this Agreement, the terms of this Agreement shall prevail.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1    Representations and Warranties of the Company. The Company hereby makes the representations and warranties set forth below to the Holder that as of the date of its execution of this Agreement:
a)Power and Authorization. The Company is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
b)Valid and Binding Agreement; No Violation. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency or other similar laws relating to enforcement of creditors’ rights generally and general principles of equity. The execution of this Agreement and consummation of the transactions contemplated hereby will not constitute a violation of, or conflict with or result in a default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company is bound.
Section 3.2    Representations and Warranties of the Holder. The Holder hereby makes the representations and warranties set forth below to the Company that as of the date of its execution of this Agreement.
a)Power and Authorization. The Holder is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
b)Valid and Binding Agreement; No Violation. This Agreement has been duly executed and delivered by the Holder and constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency or other similar laws relating to enforcement of creditors’ rights generally and general principles of equity. The execution of this Agreement and consummation of the transactions contemplated hereby will not constitute a violation of, or conflict with or result in a default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Holder is a party or by which the Holder is bound.
c)Title to 2018 Warrants. The Holder is the sole legal and beneficial owner of the 2018 Warrants and has good, valid and marketable title to the 2018 Warrants, free and clear of any liens or encumbrances. The Holder has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of any of the 2018 Warrants or its rights in the 2018 Warrants, or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to the 2018 Warrants.
ARTICLE IV
MISCELLANEOUS
Section 4.1    Filing of Form 8-K. Prior to 9:00 am ET on October 30, 2019 (the “8-K Filing Deadline”), the Company shall issue a Current Report on Form 8-K (the “8-K Filing”) disclosing the material terms of the transactions contemplated hereby and the material terms of the other agreements related to the adjustment of the exercise price for, the amendment of the Variable Rate Transaction provision of and, the exercise of certain warrants, as applicable, issued by the Company (the “Other Warrant Agreements”) to be entered into contemporaneously herewith, and attaching the form of this Agreement and the form of the Other Warrant Agreements to the Form 8-K. The Company expressly acknowledges and agrees that, following the earlier of the date of the 8-K Filing and the 8-K Filing Deadline, neither the Holder nor any of its affiliates shall have any duty of confidentiality, trust or confidence with respect to, or a duty not to trade on the basis of, any information related to this Agreement or the Other Warrant Agreements.
Section 4.2    Survival. All representations and warranties made hereunder shall survive the consummation of the transactions on the date hereof.
Section 4.3    Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 4.4    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to Section 7(f) of the 2018 Warrants.

Section 4.5    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

The undersigned have caused this Agreement to be duly executed, as of the day first above written.

SESEN BIO, INC.

By: _________________________________
Name:
Title:

[•]

By: _________________________________
Name:
Title: _______________________________

Address for Holder:

_________________________________

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